United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

February 9, 2015 (February 3, 2015)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and by order entered on July 18, 2014, the Bankruptcy Court confirmed the Debtors’ plan of reorganization (the “Plan”). Also as previously reported, on August 5, 2014, the Plan became effective and the Company emerged from bankruptcy.  On February 3, 2015, the Company entered into a letter agreement with James I. Edelson, its General Counsel (the “Letter Agreement”), which provides that if his employment is terminated by the Company for any reason other than for cause or as a result of his death or disability, in each case as defined in the Letter Agreement, Mr. Edelson will be entitled to a pro-rata bonus for the year of termination. Mr. Edelson’s right to receive that pro-rata bonus is subject to his execution, following the termination of his employment, of a letter releasing the Company from certain claims.

In addition, the Company executed settlement, release, and indemnity agreements with Morten Arntzen, its former President and Chief Executive Officer, and Mr. Edelson (collectively, the “Agreements”) on February 2, 2015 and February 3, 2015, respectively.  Entry into effect of the Agreements remains subject to the approval of the Bankruptcy Court at a hearing currently scheduled for February 25, 2015.  If approved by the Bankruptcy Court, the Agreements will provide for the resolution of disputed claims filed by Mr. Arntzen and Mr. Edelson in connection with the Company’s bankruptcy filing, including the payment of certain sums by the Company to Mr. Arntzen and Mr. Edelson (approximately $2.0 million and $0.8 million, respectively) and for the mutual release and indemnification of the Company and Mr. Arntzen and the Company and Mr. Edelson, respectively. The complete Agreements are available at: http://www.kccllc.net/osg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: February 9, 2015	By	/s/ Rick F. Oricchio
		Name:	Rick F. Oricchio
		Title:	Senior Vice President and Chief Financial Officer